Dear Fellow Shareholder:

       Gerber Scientific, Inc. is pleased to provide your Company’s 2001 Proxy, Summary Annual Report and Financial Statement.

       Also, we invite you to attend the Annual Meeting of Shareholders scheduled for 2:30 p.m., EDT on Tuesday, September 25, 2001 at the Corporate Headquarters of Gerber Scientific, Inc., in South Windsor, CT.

       Voting by telephone, the Internet, or on the postage-paid Proxy Card prior to the Meeting is encouraged... even if you plan to attend the Meeting. The enclosed Proxy and Proxy Card explain voting procedures.

       If you or a guest require special assistance to attend, please call us at 1-800-811-4707, extension 8032, in advance of the Meeting. You will find directions to the location of the Meeting site on the last page of the Proxy.

Sincerely,

Michael J. Cheshire
Chairman, Chief Executive Officer and President

GERBER SCIENTIFIC, INC. 83 GERBER ROAD SOUTH WINDSOR, CT 06074

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	2:30 p.m., EDT on Tuesday, September 25, 2001.

PLACE	Corporate Headquarters of Gerber Scientific, Inc. 83 Gerber Road South Windsor, CT 06074

ITEMS OF BUSINESS	(1)	Elect three members of the Board of Directors for a three-year term, and

	(2)	Transact other business properly coming before the Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record at the close of business on July 23, 2001.

ANNUAL REPORT	Our 2001 Summary Annual Report and 2001 Financial Report, which are not part of this proxy solicitation, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You may vote your shares in one of four ways:

	(1)	Complete, sign, and return the enclosed proxy card; or

	(2)	Use the toll-free telephone number shown on the proxy card; or

	(3)	Vote via the Internet by visiting the website shown on your proxy card; or

	(4)	Cast your ballot at the Annual Meeting.

Your vote is important!

       Shareholders of record may vote their proxies by telephone, Internet, mail or at the Meeting. If you wish to vote by phone, a telephone number and control number are included on your proxy card. A website address and control number are included on your proxy card for Internet voting. If you choose to vote by mail, a postage-paid envelope is provided. Even if you plan to attend the Meeting, we would appreciate receiving your voting instructions before that date. Your proxy may be revoked at any time either before or at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you should receive instructions to follow for your shares to be voted.

Annual Meeting

       All shareholders of record as of July 23, 2001 are invited to attend the Annual Meeting. No ticket is required for admittance, but we would appreciate the return of the enclosed card if you intend to join us. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call in advance at 1-800-811-4707, extension 8032, and we will be happy to assist you.

By Order of the Board of Directors

Richard F. Treacy, Jr.
Secretary
August 24, 2001

PROXY STATEMENT

       These proxy materials are delivered in connection with the solicitation by the Board of Directors of Gerber Scientific, Inc. (the “Company”, “we” or “us”) of proxies to be voted at our 2001 Annual Meeting of Shareholders and at any postponement or adjournment of the Meeting. The Company will bear the costs of making solicitations from its shareholders, and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Directors, officers, and employees of the Company, at no additional compensation, may solicit proxies by mail or in person. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies at an estimated cost of $20,000, including expenses.

Shareholders Entitled to Vote

       Shareholders of record of Gerber Scientific, Inc. Common Stock at the close of business on July 23, 2001 are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of July 23, 2001, there were 22,003,972 shares of Common Stock entitled to vote. Each common share is entitled to one vote on each matter properly brought to the Meeting for vote.

Voting Rights

       Abstentions and broker non-votes are not included in the calculation of the vote, but do count toward a quorum. Proxies may be revoked at any time before they are exercised by:

(1)	written notice to the Secretary of the Company;
(2)	delivery of a later-dated properly executed proxy; or
(3)	voting by ballot at the Annual Meeting.

       Proxies will be voted as directed by the shareholder or, if no direction is given, will be voted FOR the nominees for the Board of Directors.

       This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about August 24, 2001.

       Table I presents certain information regarding the beneficial and record owners of more than five percent of the Company’s Common Stock who were known to the Company on June 13, 2001.

Principal Shareholders

TABLE I

Name of Beneficial Owner	Number of Shares Owned	Percent of Class
Members of the Family of H. Joseph Gerber (1) c/o David J. Gerber 83 Gerber Road West South Windsor, CT 06074	2,461,417	11.2%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	1,961,600	8.9%

David L. Babson and Company Incorporated One Memorial Drive Cambridge, MA 02142	1,556,000	7.1%

Gabelli Asset Management, Inc. And its subsidiaries One Corporate Center Rye, NY 10580	1,542,000	7.0%

Putnam Investment Management, Inc. One Post Office Square Boston, MA 02109	1,323,400	6.0%

TCW Management Company 865 South Figueroa Street Los Angeles, CA 90017	1,161,606	5.3%

(1)

The Gerber family consists of Mrs. Sonia K. Gerber, Melisa T. Gerber, and David J. Gerber. As a group, the family holds the total number of shares indicated either directly or in trusts where various members of the family are trustees. The above total also includes the share ownership of David J. Gerber as reported in Table II.

Principal Shareholders

       The following table shows the number of shares of Gerber Scientific, Inc. Common Stock beneficially owned by all Directors, nominees for Director and each of the executive officers identified in the Summary Compensation Table, Table III and all Directors and executive officers as a group as of June 13, 2001.

TABLE II

Name of Beneficial Owner	Number of Shares Owned (1)	Percent of Class
Michael J. Cheshire	223,232 (2)	1.0%
George M. Gentile	316,479 (3)	1.4%
David J. Gerber	1,864,625 (4)	8.5%
Donald P. Aiken	25,539 (5)	*
Edward E. Hood, Jr.	27,259 (6)	*
David J. Logan	15,848 (7)	*
Carole F. St. Mark	20,425 (8)	*
A. Robert Towbin	47,569 (9)	*
William Jerome Vereen	27,166 (10)	*
Charles M. Hevenor	117,075 (11)	*
Gary K. Bennett	149,459 (12)	*
Shawn M. Harrington	77,827 (13)	*
Marc T. Giles	10,000	*
F. David Jones	30,000 (14)	*
Bernard J. Demko	64,208 (15)	*
All Directors and executive
officers as a group (18 persons)	3,133,489 (16)	14.2%

*	Less than 1%.
(1)	Unless otherwise indicated below, each Director and Executive Officer has sole voting and investment power with respect to such shares.
(2)	Includes 187,834 shares covered by stock options exercisable within 60 days; 4,451 shares under the Company’s 401(k) Plan; and 7,607 shares under the Company’s Deferred Compensation Plan.
(3)	Includes 2,400 shares he holds as trustee; 258,500 shares covered by stock options exercisable within 60 days; and 2,166 shares under a Director deferred compensation plan.
(4)

Includes 1,746,504 shares held in various family trusts where Mr. Gerber, as trustee, participates in common voting rights with other trustees and 46,101 shares covered by stock options exercisable within 60 days.

(5)	Includes 12,000 shares covered by stock options exercisable within 60 days and 9,538 shares under a Director deferred compensation plan.
(6)	Includes 15,000 shares covered by stock options exercisable within 60 days and 10,258 shares under a Director deferred compensation plan.
(7)	Includes 13,000 shares covered by stock options exercisable within 60 days and 2,166 shares under a Director deferred compensation plan.
(8)	Includes 12,000 shares covered by stock options exercisable within 60 days and 7,425 shares under a Director deferred compensation plan.
(9)	Includes 17,000 shares covered by stock options exercisable within 60 days and 5,939 shares under a Director deferred compensation plan.
(10)	Includes 1,000 shares that he holds as trustee; 15,000 shares covered by stock options exercisable within 60 days; and 2,166 shares under a Director deferred compensation plan.
(11)	Includes 110,067 shares covered by stock options exercisable within 60 days.
(12)	Includes 137,053 shares covered by stock options exercisable within 60 days and 637 shares under the Company’s 401(k) Plan.
(13)	Includes 65,766 shares covered by stock options exercisable within 60 days and 3,240 shares under the Company’s Deferred Compensation Plan.
(14)	Represents 30,000 shares covered by stock options exercisable within 60 days.
(15)	Includes 55,801 shares covered by stock options exercisable within 60 days.
(16)

Includes 1,073,723 shares covered by stock options exercisable within 60 days; 5,805 shares under the Company’s 401(k) Plan; 10,919 shares under the Company’s Deferred Compensation Plan; and 39,660 shares under a Director deferred compensation plan.

ELECTION OF DIRECTORS

       The Board of Directors is divided into three classes, currently consisting of three Directors each, whose terms expire at successive annual meetings. Three Directors will be elected at the 2001 Annual Meeting to serve for a three-year term expiring in 2004.

       The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2004:

  Donald P. Aiken
  George M. Gentile
  David J. Gerber

       A Director nominee receiving a plurality of the votes will be elected. Unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees, your proxy will be voted for the election of the named Directors.

   The Board of Directors recommends a vote FOR the election of these nominees as Directors.

       We expect each nominee for election as a Director to be able to serve, if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

Nominees for Election as Directors at the 2001 Annual Meeting

George M. Gentile
Age 65
Director Since 1989

       Chairman of our Board from 1996 to 1998. Mr. Gentile was our Chief Executive Officer from August 1996 to June 1998, our President and Chief Operating Officer until February 1997 and Senior Vice President of Finance from 1977 to 1996. Mr. Gentile served in key financial and management positions in the Company from 1963 until his retirement in 1998.

David J. Gerber
Age 40
Director Since 1992

       Our Vice President, Business Development and Technology Strategy since 1998. Mr. Gerber was our Director of New Business Development and Technology Strategy from 1996 to 1998 and an attorney in our Legal Department from 1989 to 1996, serving as Corporate Secretary from February 1995 to September 1996. He is a member of our Board’s Business Development Committee.

Donald P. Aiken
Age 57
Director Since 1997

       President of ABB, Inc. Formerly an Independent Business Consultant, Mr. Aiken was Executive Vice President and General Manager of Electrical Cables BICCGeneral, and served as President of BICC Brand-Rex and President of ABB Industrial Systems, Inc. Mr. Aiken also held executive positions at General Instrument Corporation and Texas Instruments. He is a member of our Board’s Management Development and Compensation Committee, Audit and Finance Committee, and Business Development Committee.

Directors whose terms expire in 2002

A. Robert Towbin
Age 66
Director Since 1992

       Co-Chairman of C.E. Unterberg, Towbin since January 2000. Mr. Towbin was Senior Managing Director of C.E. Unterberg, Towbin from 1995 to 1999. Mr. Towbin was President and CEO of the Russian-American Enterprise Fund from 1994 to 1995, later serving as Vice Chairman of The U.S. Russia Investment Fund. He was a Managing Director of Lehman Brothers and Co-Head, High Technology Investment Banking from 1987 until 1994. Mr. Towbin serves on the Boards of Bradley Real Estate, Inc., Globalstar Telecommunications Ltd., Globecomm Systems Inc., and K&F Industries, Inc. He is a member of our Board’s Business Development Committee.

David J. Logan
Age 67
Director Since 1996

       Independent Technical Consultant to the Company. Mr. Logan served as Senior Vice President of Engineering of the Company and President of our wholly owned subsidiary Gerber Scientific Products, Inc. until his retirement in 1990. Mr. Logan served as a Director of the Company from 1988 to 1989. He is a member of our Board’s Business Development Committee.

Carole F. St. Mark
Age 58
Director Since 1997

       Founder and President of Growth Management LLC, a business development and strategic management company. Ms. St. Mark was formerly employed by Pitney Bowes, Inc. for eighteen years serving in a series of senior positions including President and Chief Executive Officer of Pitney Bowes Business Services. She serves on the Boards of Polaroid Corporation, Supervalu, Inc., and Royal and Sun Alliance Insurance Group, PLC. Ms. St. Mark is Chair of our Board’s Business Development Committee, and a member of our Board’s Management Development and Compensation Committee.

Directors whose terms expire in 2003

Edward E. Hood, Jr.
Age 70
Director Since 1994

       Vice Chairman of General Electric Company of Fairfield, Connecticut, from 1979 to 1993. Mr. Hood serves on the Boards of Lockheed Martin Corp. and The Lincoln Electric Co. He is Chair of our Board’s Management Development and Compensation Committee, and a member of our Board’s Audit and Finance Committee.

William Jerome Vereen
Age 60
Director Since 1994

       Chairman, President, and Chief Executive Officer of Riverside Manufacturing Company of Moultrie, Georgia, Georgia Riverside Uniform Rentals of Moultrie, Georgia and Riverside Manufacturing Company, Dandalk, Ireland, Ltd. Mr. Vereen serves on the Board of Georgia Power Company and on the Advisory Boards of Blue Cross/Blue Shield of Georgia and Bank America South. He is Chair of our Board’s Audit and Finance Committee and is a member of our Board’s Management Development and Compensation Committee.

Michael J. Cheshire
Age 52
Director Since 1997

       Chairman of our Board, and Chief Executive Officer of the Company since 1998. Mr. Cheshire has been our President and Chief Operating Officer since 1997. Mr. Cheshire serves on the Boards of WESCO International, Inc. and Connecticut Business & Industry Association, and is a Corporator of Eastern Connecticut Health Network, Inc. and Farmington Savings Bank. Mr. Cheshire formerly held executive positions at General Signal, Inc., including President of its Electrical Group and its Electrical Power Systems Group.

Relationships

       No Director nominee is related to any continuing Director; no continuing Director is related to any other continuing Director; and no Director nominee or continuing Director is related to any current executive officer of the Company or its subsidiaries. There is no arrangement or understanding between any Director nominee and any other person pursuant to which he or she was selected as a nominee.

Nomination of Directors

       Any shareholder wishing to nominate other persons for Director of the Company may do so by writing to the Secretary of the Company no later than ten days following the mailing of this Proxy Statement or the public notice of the date of the Shareholders’ Annual Meeting.

Compensation of Directors

       The Company compensates only Directors who are not current employees of the Company (“Non-Employee Directors”) for service on the Board of Directors. Non-Employee Directors may choose to receive all or a part of their retainer and fees in Company Common Stock.

Annual Retainer

  $20,000 annual fee paid on a quarterly basis.

Meeting Fees

  $1,000 for each Board meeting attended.
  $1,000 for each committee meeting attended, if a member of the committee.
  $2,000 for each committee meeting attended, if chair of the committee.

Annual Stock Option Grant

  Options for 3,000 shares of Company Common Stock in accordance with the terms of the 1992 Non-Employee Director Stock Option Plan.

Annual Equity Grant

  $15,000 of Company Common Stock credited quarterly and deferred until Board membership ends, at which time the accounts will be paid out in actual shares.

Deferrals

       Directors may elect to defer all or part of their annual Director fees and meeting fees until a future time selected by the Director. The Director may choose to have the deferral held in cash or Gerber Scientific, Inc. Common Stock. Cash deferrals are credited with interest at market rates. Stock deferrals are credited with all dividends that are declared during the deferral time period, and reinvested in our stock. Common Stock deferrals will be paid out in actual shares of the Company’s Common Stock.

Committees of the Board of Directors

The Audit and Finance Committee

       The Audit and Finance Committee consisting of Mr. Vereen (Chair), Mr. Aiken, and Mr. Hood met six times in fiscal year 2001. The Audit and Finance Committee serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems and reviews the audit efforts of the Company’s independent accountants and the persons responsible for the internal auditing functions. The Audit and Finance Committee is further responsible for the approval of management’s recommendations of the appointment, compensation and discharge of the independent auditors.

The Management Development and Compensation Committee

       The Management Development and Compensation Committee, consisting of Mr. Hood (Chair), Mr. Aiken, Ms. St. Mark and Mr. Vereen met six times in fiscal year 2001. This Committee is responsible for establishing annual and long-term performance goals for our Chief Executive Officer and other executive officers, as well as establishing salaries and other compensation to be paid to our executive officers. This Committee further determines terms and conditions of bonus and stock option plans, establishes and administers performance goals and other criteria for payment of any compensation to our executive officers, amends the Company’s employee stock option plans, subject to shareholder approval, and recommends to our Board of Directors training and other development of our Company’s management personnel.

The Business Development Committee

       The Business Development Committee consists of Ms. St. Mark (Chair), Mr. Aiken, Mr. Towbin, Mr. Logan, and Mr. Gerber. The Committee did not meet in fiscal year 2001. This Committee evaluates the opportunities presented by Company management to develop existing and new business for the Company.

The Board of Directors does not have a nominating committee.

Meetings of the Board of Directors

       The Board of Directors met five times and acted by unanimous written consent on four occasions during the 2001 fiscal year. All of the Directors attended seventy-five percent or more of their respective Board and Committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers and beneficial owners of more than 10% of the Company’s Common Stock to file reports of holdings and transactions in Gerber Scientific, Inc. Common Stock with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Based on our records and other information, we believe that all required reports have been filed in a timely manner by all Directors, officers, and shareholders.

Compensation Committee Interlocks and Insider Participation

       Messrs. Hood, Aiken, and Ms. St. Mark, and Mr. Vereen served as members of the Management Development and Compensation Committee for the entirety of the Company’s last completed fiscal year. Except as indicated under “Compensation of Directors” and “Certain Relationships and Related Transactions,” no such member was compensated by the Company for any services rendered during the fiscal year.

Certain Relationships and Related Transactions

       Except as stated in this section, there is no significant business relationship between the Company and companies with which the Directors are affiliated.

       For fiscal year 2001, Mr. Logan received consulting fees from the Company of $135,000, plus incidental expenses.

AUDIT COMMITTEE REPORT

Audit Committee Report

       The Audit and Finance Committee of the Board of Directors of Gerber Scientific, Inc. (the “Committee”) has furnished the following report:

The Committee has adopted a written charter which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement.

Each member of the Committee is an independent director as defined in the listing standards of the New York Stock Exchange.

The Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.

The Committee has discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent auditors have provided to the Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with the auditors their auditors’ independence.

       Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2001, for filing with the Securities and Exchange Commission. The foregoing report is provided by the following independent Directors, who constitute the Audit and Finance Committee:

William Jerome Vereen (Chair)
Edward E. Hood, Jr.
Donald P. Aiken

MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is composed solely of Directors who are not current or former employees of the Company. The Committee’s principal functions are to establish base salary levels for the Company’s executive officers, including those named in the Summary Compensation Table (the “Named Executives”); to determine the terms and conditions of incentive bonuses; to make stock plan awards; and to administer the Company’s stock option and executive bonus plans. In addition, the Committee reviews any proposed changes to the benefit plans of the Company, such as the retirement plan, deferred compensation plan, and 401(k) plan. Benefit plans recommendations of the Committee are subject to the approval of the full Board of Directors of the Company. In fiscal year 2001, the Committee met (in person or by telephone) on six occasions.

       The Committee makes all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code, unless it is determined that such compliance in given circumstances would not be in the best interests of the Company and its shareholders. The Committee believes that all compensation paid or granted in fiscal year 2001 is fully deductible.

       The Company’s basic executive compensation philosophy continues to emphasize three principles: to provide a competitive executive compensation package that enables the Company to attract and retain talented executives; base a major portion of each executive’s annual cash compensation on the annual profitability of the Company or of the subsidiary for which the executive is primarily responsible; and, align the financial interests of executives with long-term total shareholder return, particularly through the accumulation of Company shareholdings by each executive.

       In making its determinations, the Committee is assisted by recommendations from Frederic W. Cook & Co., Inc., compensation consultants, and utilizes national surveys providing information on competitive compensation levels.

Base Salary Compensation

       The base salary for all executive officers is reviewed annually, and the Committee’s review process continues throughout the year. This review includes an analysis of past and expected future performance as well as the responsibilities and qualifications of the executive officers individually and the performance of the Company in comparison with similar companies. In fiscal year 2001, due to business conditions, the Committee imposed a general deferral of increases in the salaries of the executive officers until December 2001. Exceptions to the deferral were made for certain executive officers who received increases due to expanded responsibilities.

Executive Annual Incentive Bonus Plan

       The Gerber Scientific, Inc. 2000-2004 Executive Annual Incentive Bonus Plan (the “Incentive Plan”) recognizes the performance of the Named Executives and other executive officers that contribute to the success of the Company. Under the Incentive Plan, approved by shareholders in 1999, target incentives are established for each executive officer at the median of the competitive group. From 0% to 200% of the target may be earned, resulting in potential bonuses that are at or above the 75th percentile versus their peers. Executive officers, including the Named Executives, may elect to direct up to 50% of their bonuses be used to purchase Common Stock of the Company at the current market price. Executives who make this election receive restricted stock equal to one-third of the number of shares purchased. The goals established by the Committee for fiscal year 2001 were based on earnings per share and cash flow at the Corporate level, and earnings before interest and taxes and cash flow at the subsidiary level. In fiscal year 2001, the actual Corporate performance was less than target performance, resulting in no bonuses to Corporate executives, other than as set forth in the Summary Compensation Table of this Proxy.

Long-Term Incentive Plan

       Executive officers and key employees of the Company are eligible for stock option grants pursuant to the Gerber Scientific, Inc. 1992 Employee Stock Plan (the “Stock Plan”). Options under the Stock Plan are generally granted for ten-year terms and become exercisable in three equal annual installments, one, two, and three years after they are granted, respectively. Grants to executive officers are generally determined by the level of responsibilities and the performance of the executive officers. In addition, the Stock Plan provides for the award of restricted stock. Option grants and restricted stock awards made to Named Executives by the Committee in fiscal year 2001 are set forth in Table IV of this Proxy.

Change in Control Agreements

       The Named Executives and certain executive officers of Corporate and the Company’s subsidiaries have entered into change in control agreements, designed to assure continued management of the Company in circumstances where a change in control of the ownership of the Company or one of its subsidiaries occurs. The Committee receives periodic updates on change in control matters.

Compensation of the Chief Executive Officer

       Michael J. Cheshire joined the Company as President and Chief Operating Officer in February 1997. In June 1998, he was appointed Chief Executive Officer, and in September 1998, he became Chairman. Mr. Cheshire’s base salary of $550,000, set in fiscal year 2000, did not increase in fiscal year 2001. On May 1, 2000 the Committee granted Mr. Cheshire options to purchase 100,000 shares of the Company’s Common Stock under the 1992 Employee Stock Plan. Mr. Cheshire earned no bonus under the 2000-2004 Executive Annual Incentive Bonus Plan for fiscal year 2001. In addition, at Mr. Cheshire’s recommendation, the Committee approved an amendment to Mr. Cheshire’s Employment Agreement to reflect two compensation changes, the surrender of his fully expensed Company car and his financial counseling benefit. Mr. Cheshire’s Change in Control Agreement, entered into in July 1999, remains in effect.

Management Development and
Compensation Committee

Edward E. Hood, Jr., Chairman
Donald P. Aiken
Carole F. St. Mark
William Jerome Vereen

June 22, 2001

EXECUTIVE COMPENSATION AND TRANSACTIONS

       The following table shows compensation for services during the years ended April 30, 2001, 2000, and 1999 for the Chief Executive Officer, the four other most highly compensated executive officers of the Company at April 30, 2001, and two additional individuals who were executive officers during 2001 but were not serving as an executive officer at April 30, 2001.

Summary Compensation Table

TABLE III

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options/SARs (#)(3)	Long-Term Incentives Plan ($) (4)	All Other Compensation ($)(5)

Michael J. Cheshire	2001	$550,000	$ —	$ —	$ —	100,000	$ —	$1,400
Chairman, President and	2000	519,807	234,135	—	—	90,000	—	1,400
Chief Executive Officer	1999	488,461	494,697	—	82,469	22,955	59,356	1,200
Gary K. Bennett (6)	2001	259,000	—	—	—	55,000	—	1,400
Senior Vice President and	2000	244,508	73,504	—	—	22,500	—	1,400
Chief Financial Officer	1999	235,000	159,520	—	10,635	12,753	27,699	1,200
F. David Jones	2001	300,351	80,140	—	—	70,000	—	15,719
Senior Vice President
Group Managing Director,
Spandex PLC
Marc T. Giles (7)	2001	108,942	168,750	147,136	70,625	50,000	—	1,200
Senior Vice President
President, Gerber
Technology, Inc.
Shawn M. Harrington	2001	244,000	29,036	—	—	19,500	—	1,400
Senior Vice President	2000	234,338	128,320	—	8,565	16,800	—	1,400
President, Gerber Coburn	1999	225,577	23,250	—	—	10,041	23,742	1,200
Optical, Inc.
Charles M. Hevenor (8)	2001	217,577	100,000	—	—	25,000	—	200
Senior Vice President	2000	285,577	36,060	—	—	22,500	—	1,400
President, Gerber Scientific	1999	275,000	164,916	—	—	15,000	43,528	1,200
Products, Inc.
Bernard J. Demko (9)	2001	205,269	53,750	—	—	25,000	—	1,400
Executive Vice President	2000	184,762	54,490	—	—	12,500	—	1,400
and Chief Operating	1999	176,654	115,198	—	—	5,000	27,699	1,200
Officer, Gerber
Technology, Inc.

(1)	In 2001, 2000 and 1999, the Named Executives could elect to receive up to 50 percent of their bonus in the form of Gerber Scientific, Inc. Common Stock in lieu of cash. See footnote (2) below regarding the grant of restricted stock in connection with this election.

(footnotes continued on next page)

(2)	As of April 30, 2001, aggregate restricted stock holdings and their year end value were: Michael J. Cheshire, 2,859 shares valued at $19,870; Gary K. Bennett, 451 shares valued at $3,134; Marc T. Giles, 10,000 shares valued at $69,500; and Shawn M. Harrington, 829 shares valued at $5,762. The Company grants to the Named Executives and others who purchase the Common Stock of the Company with their bonuses, restricted shares equal in value to one-third of the bonus amount received in Common Stock of the Company (before tax withholdings). Restricted stock under the bonus plans vests in equal installments at each of the three yearly anniversary dates following the grant date, provided that the portion of the original stock purchased is still held by the executive. Awards reported in this column are as follows: Michael J. Cheshire, 3,567 shares in 1999; Gary K. Bennett, 460 shares in 1999; and Shawn M. Harrington, 739 shares in 2000. In addition, in 2001 the Company awarded to Marc T. Giles 10,000 restricted shares of the Company’s Common Stock under the 1992 Employee Stock Plan, which vests three years from the grant date. All restrictions on restricted stock lapse in the event of death, permanent disability, retirement, or upon a change of control. Holders of restricted stock are entitled to dividends, when authorized by the Company’s Board of Directors, and to direct the voting of such restricted shares.
(3)	The securities underlying the options are shares of the Company’s Common Stock. The Company does not grant stock appreciation rights (SARs).
(4)	Amounts included in this column are payable to the Named Executives and others associated with performance units granted in 1995 and 1997 in the case of Mr. Cheshire. These performance units became payable in cash when certain pre-established performance goals were attained as of April 30, 1999 as certified by the Management Development and Compensation Committee of the Board of Directors. Performance units were required to be used to simultaneously exercise related stock options with the cash award. There were no long-term incentive plan payouts in 2001 or 2000.
(5)	Except for Charles M. Hevenor and F. David Jones, each of the Named Executives received $1,200 in matching contributions under the Company’s 401(k) defined contribution plan in 2001. F. David Jones received 9,060 British Pounds Sterling (approximately $14,000) in contributions paid by the Company on his behalf to a United Kingdom defined contribution pension plan. Charles M. Hevenor retired from the Company effective December 31, 2000 and therefore was not eligible for the 2001 401(k) matching contribution. The matching contributions for the Named Executives in 2000 and 1999 were $1,200 and $1,000, respectively. Also, each executive received $200 as a holiday bonus in each year that they were eligible, except for F. David Jones who received 1,702 British Pounds Sterling (approximately $2,400) as a holiday bonus in 2001.
(6)	Gary K. Bennett resigned from the Company effective June 30, 2001.
(7)	Marc T. Giles was hired as President of Gerber Technology, Inc. effective November 29, 2000. As an incentive to take the position, Mr. Giles was awarded a sign-on bonus of $100,000 and a guaranteed bonus of $68,750. In addition, the Company made payments to or on behalf of Mr. Giles related to his relocation in the amount of $147,136.
(8)	Charles M. Hevenor retired from the Company effective December 31, 2000.
(9)	Bernard J. Demko, formerly Vice President and Controller, Gerber Scientific, Inc., was appointed Executive Vice President and Chief Operating Officer of Gerber Technology, Inc. on September 22, 2000.

Option Grants in Last Fiscal Year

TABLE IV

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

(a)	(b)	(c)	(d)	(e)	(f)	(g)

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (2) ($ per Share)	Expiration Date	5% (3)	10% (3)

Michael J. Cheshire	100,000	6.6%	$13.62	4/30/10	$857,000	$2,171,000
Gary K. Bennett	30,000	2.0%	13.62	6/29/06	257,000	651,000
	25,000	1.6%	7.06	6/29/06	111,000	281,000
F. David Jones	30,000	2.0%	13.62	4/30/10	257,000	651,000
	40,000	2.6%	10.12	8/31/10	255,000	645,000
Marc T. Giles	50,000	3.3%	7.06	12/3/10	222,000	563,000
Shawn M. Harrington	19,500	1.3%	13.62	4/30/10	167,000	423,000
Charles M. Hevenor	25,000	1.6%	13.62	12/30/05	214,000	543,000
Bernard J. Demko	12,500	0.8%	13.62	4/30/10	107,000	271,000
	12,500	0.8%	7.06	12/3/10	55,000	141,000

(1)

These options, granted pursuant to the Company’s 1992 Employee Stock Plan, vest in three annual installments beginning one year from the date of grant, subject to accelerated vesting in certain circumstances. The grant agreement for these options includes the grant of reload options upon the exercise or partial exercise of the original option. The reload options are granted when the executive exercises an initial stock option grant within five years from the grant date and elects to receive and hold the gain in the transaction in shares of the Company’s Common Stock. This is accomplished in a broker-assisted “cashless exercise” transaction. Each option that is used up in a cashless exercise transaction will be replaced by another option (the reload option) at the then current market price and for the balance of the initial ten year option term period. Vesting of reload options is contingent upon the executive holding the related shares from the initial cashless exercise for three years.

(2)	These stock options were granted at the fair market value of the Common Stock on the date of grant.
(3)

Pursuant to Securities and Exchange Commission rules, columns (f) and (g) show gains that might exist for the options over a period of ten years at 5% and 10% annual compounded appreciation in the stock price. This method of valuation is hypothetical; if the stock price does not increase above the exercise price, the compensation to the Named Executive will be zero. If this same methodology were used to determine the potential realizable gain for all shareholders over a period representative of the grants listed above, the gain based on 5% annual appreciation would be approximately $189,000,000 and the gain based on 10% annual appreciation would be approximately $479,000,000. The potential gain related to the options granted to the Named Executives above represents approximately 1.3% of the total potential gain to all shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company’s common stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company’s stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

TABLE V

			Number of Securities Underlying Unexercised Options at Fiscal Year-end (#)		Value of Unexercised In-the-Money Options at Fiscal Year-end ($)(1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Cheshire	—	$—	124,500	206,955	$—	$—
Gary K. Bennett	—	—	55,383	93,953	—	—
F. David Jones	—	—	20,000	80,000	—	—
Marc T. Giles	—	—	—	50,000	—	—
Shawn M. Harrington	—	—	48,066	50,341	—	—
Charles M. Hevenor	—	—	110,067	—	—	—
Bernard J. Demko	—	—	40,601	46,199	—	—

(1)

All stock options are granted at the fair market value of the Common Stock on the date of grant. The stock option exercise prices for options outstanding ranged from $7.06 to $28.25. The closing price of the Company’s Common Stock on April 30, 2001 was $6.95 and no options were “in-the-money” on that date.

Performance Graph

Executive Employment Agreements and Arrangements

       On February 17, 1997, the Company entered into an employment agreement with Michael J. Cheshire to serve as President and Chief Operating Officer of the Company. Mr. Cheshire has further served as a Company Director since 1997, consistent with the terms of this agreement.

       Effective June 1, 1998, Mr. Cheshire was appointed Chief Executive Officer (“CEO”) by the Board of Directors and the Board’s Management Development and Compensation Committee approved an amendment to Mr. Cheshire’s agreement to reflect his new position and provided for him to be paid a base salary of $500,000 per year. Mr. Cheshire’s base salary was adjusted to $550,000 effective December 1999 (in fiscal year 2000) and did not increase in fiscal year 2001. In June 1999, Mr. Cheshire’s agreement was further amended to incorporate the terms of the Company’s Change in Control Agreement described below. In March 2001, upon Mr. Cheshire’s recommendation, Mr. Cheshire’s agreement was further amended to eliminate the Company car and financial advisor benefits.

       On April 30, 2001, pursuant to a retention agreement with the Company dated March 16, 2001, Gary K. Bennett formally tendered his resignation as Chief Financial Officer effective June 30, 2001 (the “Separation Date”). In consideration of Mr. Bennett’s agreement, the Board of Directors provided Mr. Bennett enhanced retirement benefits of five additional years of service and age. Further, all stock options held by Mr. Bennett which were to vest within two years of the Separation Date became fully vested on the Separation Date and, in addition, the vested stock options held by Mr. Bennett may be exercised on the earlier of the expiration date of the options or five years following the Separation Date.

       On July 18, 2001, the Company offered an employment agreement to F. David Jones as Group Managing Director of Gerber Scientific UK Ltd. for an annual salary of 200,000 British Pounds (approximately $286,000 U.S.). The agreement further provides for pension and insurance benefits and, at the absolute discretion of the Company’s Management Development and Compensation Committee, bonus, stock options and participation in other stock programs for executives of comparable status. This agreement with Mr. Jones can be terminated immediately by the Company for cause which is set forth in the agreement, or for no cause with the greater of a minimum of twelve months notice or the severance period allowed for a Senior Vice President of Gerber at the time of termination.

       As of October 20, 2000, the Company and Marc T. Giles entered into an employment agreement under which Mr. Giles became President of Gerber Technology, Inc., a wholly owned subsidiary of our Company, at an annual salary of $275,000 and a one time sign-on award of $100,000 of which $50,000 was to be paid within thirty days of hire and $50,000 was to be paid on May 1, 2001. Mr. Giles was also eligible to receive a bonus for fiscal year 2001 with a minimum payment of twenty-five percent of Mr. Giles’ salary. Effective December 1, 2000, Mr. Giles was appointed by the Board of Directors as Senior Vice President of Gerber Scientific, Inc.

       Pursuant to Mr. Giles’ agreement, Mr. Giles was granted options to purchase a total of 50,000 shares of the Company’s Common Stock under the Company’s existing stock option plan and was awarded 10,000 shares of Gerber Scientific restricted stock which will vest three years from the date granted. The Company also agreed to pay to Mr. Giles the normal costs of relocation and househunting trips and a “settling-in” allowance amounting to one month’s salary, net of tax. Mr. Giles is further entitled to participate in all of the benefit plans made generally available to the Company’s employees and certain benefits which are available to executives of comparable status including a change-in-control agreement and executive severance.

       Effective September 22, 2000, the Company and Bernard J. Demko entered into an employment agreement wherein Mr. Demko became Executive Vice President and Chief Operating Officer of our wholly owned subsidiary Gerber Technology, Inc. This agreement provides for an annual salary of $215,000 and, for fiscal year 2001 only, a guaranteed bonus with a minimum payment of twenty-five percent of Mr. Demko’s salary. Mr. Demko is also entitled to other benefits including a Company car, the continuance of the existing Change in Control Agreement with the Company and a new Change in Control Agreement with Gerber Technology, Inc. and continued coverage under the Company’s Executive Severance Policy at the Corporate Vice President level.

       On December 31, 2000, Charles M. Hevenor retired as a Senior Vice President of Gerber Scientific, Inc. and President of Gerber Scientific Products, Inc. under the Voluntary Retirement Program offered to employees of the Company and its domestic subsidiaries who met certain age and years of service requirements. Pursuant to this program, Mr. Hevenor received an enhanced retirement benefit of five years of service and age. The Company also agreed to pay to Mr. Hevenor a pro-rated portion of his bonus equal to seventy-five percent of Mr. Hevenor’s target bonus of fifty percent of base salary.

       In November 2000, the Company and Shawn M. Harrington, President of Gerber Coburn Optical, Inc. entered into an agreement which provided for a retention bonus for Mr. Harrington equal to six months salary and 1.3509% of annual base salary for any amount above a sale price of fifty million dollars in the event Gerber Coburn Optical, Inc. was sold to an unrelated third party by April 30, 2001. This event did not take place and no bonus has, or will be, paid pursuant to this agreement.

Change in Control

       The Company has change in control agreements with certain Corporate executive officers, including those shown on the Summary Compensation Table, and certain designated Corporate employees. Certain executives of the Company’s domestic subsidiaries have also entered into similar change in control agreements with designated subsidiary officers of those organizations. The agreements are designed to assure continued management of the Company in circumstances where a change in control of the Company’s ownership occurs or is threatened.

       The term “change in control” for purposes of the agreements with the CEO and other Corporate officers is defined to include certain changes in beneficial ownership of the Company’s outstanding shares of Common Stock, certain business combinations, liquidations, and certain changes in the composition of the Board of Directors.

       These agreements are for a period of three years, and are operative only if a “change in control” occurs and the executive’s employment with the Company is terminated within two years following the change in control; or if there are significant changes in the executive’s position with the Company in such period which would allow him to leave for “good reason” as defined in the agreements. These agreements provide for a lump sum payment of a multiple of years of the executive’s annual salary and target bonus; continuation of certain insurance and other employee welfare benefits; and, in certain circumstances, reimbursement of federal excise taxes on so-called “parachute” payments.

       For the CEO, the multiple is three years; for Senior Vice Presidents of the Company, the multiple is two and one-half years; and for Vice Presidents of the Company, and certain subsidiary executives, the multiple is two years. For other designated Corporate and subsidiary executives, the multiple is one year. In addition to the above, Corporate officers of the Company who also serve as the President of a subsidiary have a separate change in control agreement with their subsidiary on equivalent terms with respect to a change in ownership of that subsidiary. These changes in control agreements are currently in effect with approximately twenty-eight employees of the Company and its subsidiaries.

Severance Policy

       The Management Development and Compensation Committee adopted, and the Board of Directors approved, a formal policy regarding payments and other benefits to be made to certain executives in the event their employment is terminated by the Company (or the employing subsidiary) “without cause” as defined in the policy. This policy is applicable to the CEO, the Named Executives, other officers of the Company, and officers of our domestic subsidiaries. The policy cannot be modified except on ninety days prior notice.

       The policy provides for the continuation of salary and the payment of pro-rata target bonus and certain other benefits for varying periods of time for executives of the Company and officers of our domestic subsidiaries. For the CEO, the period of time is two years; for Senior Vice Presidents and subsidiary Presidents, the period is one and one-half years. Lesser time periods are applicable for other executives of the Company and our subsidiaries. Payments under the policy are conditioned on the executive’s non-competition with the business of the Company for the benefit period and the policy further provides for reduced benefits upon employment elsewhere.

Pension Plans

       The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the “Pension Plan”), and a supplemental pension benefit plan (the “Supplemental Executive Retirement Benefit Plan”), covering domestic employees. Effective May 1, 1995, retirement benefits under the Pension Plan are based on an employee’s years of service and average annual compensation during the employee’s five consecutive highest-paid years in the last ten years of service. Compensation for this purpose includes salary and other ongoing compensation paid by the Company and reportable on Form W-2, but excludes fringe benefits (cash and non-cash), including compensation related to stock option plans which is reported in the Summary Compensation table in this Proxy Statement. The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits which may be payable from the Pension Plan. Retirement benefits in excess of these limitations are provided under the Company’s Supplemental Executive Retirement Benefit Plan, which is a non-qualified arrangement.

       The following table shows the estimated annual benefits payable to a participant attaining age 65 in 2001 under the Pension Plan and the Supplemental Executive Retirement Benefit Plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the five-year averaging period, and uses a four percent per year salary progression to determine five-year average compensation. The benefits shown in the table are formula benefits, which include and reflect a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor’s benefit is elected. On retirement at ages earlier than 65, benefits may be reduced depending upon age and service at retirement.

Estimated Pension Benefits

Years of Service

Compensation	15	20	25	30	35	40
$200,000	36,643	48,858	61,072	73,305	87,068	100,831
300,000	57,287	76,383	95,479	114,593	135,237	155,881
400,000	77,931	103,908	129,885	155,881	183,406	210,931
500,000	98,575	131,433	164,292	197,169	231,575	265,982
600,000	119,219	158,959	198,698	238,456	279,744	321,032
700,000	139,863	186,484	233,105	279,744	327,913	376,082
800,000	160,507	214,009	267,511	321,032	376,082	431,132
900,000	181,151	241,534	301,918	362,320	424,251	486,183
1,000,000	201,794	269,059	336,324	403,607	472,420	541,233

       As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the Company’s Named Executives in the Summary Compensation Table would be as follows: seventeen years for Michael J. Cheshire; thirty-five years for Shawn M. Harrington, twenty years for Mark T. Giles and thirty-nine years for Bernard Demko. Gary K. Bennett resigned from the Company on June 30, 2001 with an enhanced retirement benefit of twenty-four years of service. Charles M. Hevenor retired from the Company on January 1, 2001 with an enhanced retirement benefit of thirty-six years of service. F. David Jones is not covered by the Company Pension Plan. Mr. Jones’ employment agreement requires the Company to cover Mr. Jones under a plan subject to the laws of the U.K.

       The current compensation covered by the plans for the Named Executives does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table.

401(k) Plan

       The Gerber Scientific, Inc., and Participating Subsidiaries 401(k) Maximum Advantage Program (the “401(k) Plan”) covers domestic employees. Under the 401(k) Plan, participating employees may contribute from two percent to fifteen percent of their eligible pay on a “pre-tax” basis, subject to a calendar year limitation of $10,000 in 1999, and $10,500 in 2000 and 2001, plus up to ten percent of their eligible pay on an “after-tax” basis. The Company matches fifty percent of the first six percent of a participant’s pre-tax contribution, up to a maximum annual Company contribution of $1,200 per participant. In 1998, the Company amended the 401(k) Plan to permit participants to invest in additional funds under the Plan, including Company Common Stock. Upon termination, a participant is entitled to receive the value of his/her account, including any investment earnings or losses.

Deferred Compensation Plan

       In 1998, the Company established the Gerber Scientific, Inc. and Participating Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain highly compensated employees who will reach the maximum qualified pre-tax deferral amount under the 401(k) Plan to defer an additional portion of their eligible pay under the Deferred Compensation Plan. Eligibility for the Deferred Compensation Plan is determined annually based on compensation levels. Eligible participants may defer up to fifteen percent of their “pre-tax” eligible pay to the Deferred Compensation Plan less any amounts contributed to the 401(k) Plan. Participants may invest in a variety of funds under the plan, including Company Common Stock. The Deferred Compensation Plan is a non-qualified Plan under the Internal Revenue Code. Compensation deferred under the Plan is held in a trust that protects its assets from the effects of a change in control, but not against the insolvency or bankruptcy of the Company or any of its subsidiaries.

Executive Annual Incentive Bonus Plan

       The 2000-2004 Executive Annual Incentive Bonus Plan, (the “Bonus Plan”) approved by shareholders in 1999, provides for annual incentive bonus payments to be made to selected executives identified by the Management Development and Compensation Committee (the “Committee”) upon the achievement, or degree of achievement, of pre-established Performance Goals which are linked to the financial performance of the Company and its domestic operating subsidiaries (now designated as Gerber Technology, Inc., Gerber Scientific Products, Inc. and Gerber Coburn Optical, Inc.). The Performance Goals will be established by the Committee each fiscal year, at or near the beginning of such year, from a number of financial objectives defined in the Bonus Plan, including: return on assets, net income, cash flow, earnings before interest and taxes, and earnings per share. A complete listing of financial measures which may be selected by the Committee as Performance Goal(s) is included in the Bonus Plan.

       The participants in the Bonus Plan are officers of the Company and the Company’s domestic subsidiaries (including the CEO and certain executives), as selected and designated by the Committee, and such other employees of the Company or its subsidiaries as the Committee may designate. Executives designated to participate in the Bonus Plan cannot participate in any other Company cash incentive compensation plan.

       Each year, a participant in the Bonus Plan will be assigned by the Committee a “Target Bonus” expressed as a percentage of the participant’s regular salary at the close of the fiscal year. Newly hired executives who are designated as participants in the Bonus Plan share pro-rata in the Bonus Plan, provided they are employees of the Company or designated subsidiary for at least two months during the fiscal year. Pro-rata adjustments are also made for participants who transfer within companies which are designated as part of the Bonus Plan. The Committee has established that for fiscal year 2002, the Target Bonus for the CEO is seventy-five percent of salary, and the Target Bonus for the other Named Executives is fifty percent of salary. Other executives and key employees included in the Plan are generally assigned twenty or thirty percent Target Bonus. In any fiscal year, the maximum cash bonus payable is two times the Target Bonus up to a maximum of two million dollars.

       The cash bonus amount payable to executives who are participants in the Bonus Plan is determined by the degree of achievement of the Performance Goal(s) applicable to either the Company or a designated subsidiary, where the executive is employed. The Bonus Plan permits a participant to elect to purchase Company Stock, at the prevailing market price, with up to fifty percent of the participant’s cash bonus less applicable withholding taxes. The participant is, in return, granted restricted shares of Company Stock in an amount equal in value to one-third of the bonus amount elected to be taken in stock. The restricted stock vests one-third each year over a three-year period provided (i) the participant remains in the employ of the Company unless the cessation of employment was a result of retirement, death, disability or change in control of the Company; and (ii) the participant continues to hold the underlying Company Stock purchased with bonus for the entire vesting period. If the participant disposes of any or all of the Company Stock during the three-year vesting period, a proportional amount of any unvested restricted stock is forfeited.

       Payment of any cash bonus under the Bonus Plan is conditional upon the participant’s continued employment by the Company or a designated subsidiary through the last day of the fiscal year. The Bonus Plan is administered by the Committee, which is authorized to interpret and administer the Bonus Plan, and to make amendments to or terminate the Bonus Plan. However, any material amendments cannot be made without shareholder approval.

       Since benefits to be paid under the Bonus Plan are based upon the achievement of Performance Goals in the future, the Company cannot determine amounts which may become payable in the future under the Plan to the CEO or other Named Executives.

       The maximum number of Company shares of Common Stock which may be purchased under the Bonus Plan shall not exceed 375,000 and in addition, the corresponding maximum number of restricted shares to be issued shall not exceed 125,000.

INDEPENDENT AUDITORS

       Upon the recommendation of Management, the Audit and Finance Committee of the Board of Directors has approved the appointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending April 30, 2002. The firm has served as independent auditors for the Company for many years. The audit services rendered to the Company by KPMG LLP during the fiscal year ended April 30, 2001 included examination of the annual financial statement of the Company, reviews of quarterly reports, and consultation on various accounting and tax matters.

       Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from Shareholders.

Audit Fees

       The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our Company’s financial statements as of and for the fiscal year ended April 30, 2001, and the limited review of the financial statements included in the Company’s quarterly report on Form 10-Q for each of the quarters in the fiscal year ended April 30, 2001, were $661,014.

Financial Information Systems Design and Implementation Fees

       The aggregate fees billed for financial information systems design and implementation services by KPMG LLP for the fiscal year ended April 30, 2001 were $0.

All other fees

       The aggregate fees billed by KPMG LLP for services rendered to the Company, other that the services described above, for the fiscal year ended April 30, 2001 were $266,213. These fees primarily related to statutory audit services and tax services performed for international locations.

Shareholder Proposals For 2002 Meeting

       The Company must receive shareholder proposals to be considered for inclusion in the Company’s proxy materials for the 2002 Annual Meeting no later than April 26, 2002. They must be submitted to Corporate Secretary, Gerber Scientific, Inc., 83 Gerber Road, South Windsor, CT 06074.

       The Company may use its discretion in voting proxies with respect to shareholder proposals not included in the Proxy Statement for the Company’s Annual Meeting in the year 2002, unless the Company receives notice of such proposals prior to June 21, 2002.

Other Business

       The Board of Directors and management do not know of any matters to come before the 2001 Annual Meeting of Shareholders other than those set forth in the accompanying Notice. If any other matters properly come before the Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment and in the best interests of the Company.

By Order of the Board of Directors

Richard F. Treacy, Jr. Secretary

Dated at South Windsor, Connecticut this 24th day of August 2001

APPENDIX A

AUDIT AND FINANCE COMMITTEE CHARTER
GERBER SCIENTIFIC, INC. (The “Company”)

Purpose

       The primary function of the Audit and Finance Committee is to assist the Board of Directors in monitoring the:

  Integrity of the financial statements of the Company,
  Compliance with legal and regulatory requirements,
  Adequacy of internal control systems functioning within the Company, and
  Independence and performance of the Company’s internal and independent auditors.

Audit Committee Composition

       The Audit and Finance Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit and Finance Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit and Finance Committee shall have accounting or related financial management expertise.

Responsibilities and Duties

       In carrying out its responsibilities the Audit and Finance Committee will:

       Review the annual audited financial statements with management, the independent auditors and the Company’s internal auditors at the completion of the annual examination but prior to filing the Form 10-K Annual Report.

       Discuss with the independent auditors the matters required to be discussed by Statements on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees; relating to the conduct of the audit. This includes a review with the independent auditors, the Company’s internal auditors and management of the quality and appropriateness of the Company’s accounting principles and practices, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

       Through its Chairman, or by a member of the Audit and Finance Committee designated by the Chairman, discuss with management, the independent auditors, and the internal auditors each interim financial report before it is filed with the SEC.

       Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities,

access to required information and any changes required in the planned scope of the audit. The foregoing shall include a discussion of the independent auditors’ “management letter” and the Company’s response to that letter.

       Approve management’s recommendations of the appointment, compensation and discharge of the independent auditors.

       Review the appointment and replacement of the senior internal auditing executive, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function.

       Review and confirm the independence of the independent auditors who are ultimately accountable to the Audit and Finance Committee and the Board of Directors.

       Confirm and disclose that all members of the Audit and Finance Committee are financially literate and at least one member of the Committee has accounting or related financial management expertise.

Confirm and disclose whether the Audit and Finance Committee members are “independent” as defined in the listing standards of the NYSE.

       Review any Code of Ethical Conduct established by management to assure it is adequate and complete.

       Review with the Company’s counsel any legal compliance matters including corporate securities trading policies and any other legal matters that could have a significant, adverse impact on the Company’s financial statements.

       Prepare the disclosures concerning the Audit and Finance Committee and its operations as will be required for inclusion in proxy materials distributed by the Company in connection with meetings of its stockholders.

       Review and reassess the adequacy of this charter annually and recommend any proposed changes for the Board of Directors to approve.

       Meet at least semi-annually, or more frequently as circumstances dictate, with management, the persons responsible for the internal audit function and the independent auditors. Review the Company’s major financial risk exposures, the steps management has taken to monitor and control such exposures, and provide separate executive sessions to discuss any matters each of these groups believes should be discussed privately.

          While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It shall not be the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to otherwise assure compliance with laws and regulations.

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Directions to Gerber Scientific, Inc.

Kelly Road
Gerber Road
Gerber Coburn
Gerber Road
Gerber Scientific
Exit 64
Exit 64/65
84W
84E
Hartford Turnpike

From New York City and Southern Connecticut
Follow 1-95 or Hutchinson River Pkwy/Merritt Pkwy north to I-91. Continue north on 91. As you approach Hartford, exit to the right onto I-84 East (Exit 29). Follow I-84 East to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

From Massachusetts
Follow Interstate 90 to Interstate 84. Follow I-84 South/West into Connecticut to Exit 64. Turn left off ramp onto Kelly Road. Turn left onto Gerber Road. Follow signs for parking.

From New York State and Western Connecticut
Follow Routes 44/202, 7 or 8 to Interstate 84 East. Continue on I-84 East through Hartford to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.